Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 www.kslaw.com

July 3, 2025

Shimmick Corporation

530 Technology Drive, Suite 300

Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel to Shimmick Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the offer and sale, from time to time pursuant to Rule 415 under the Securities Act, of up to an aggregate of $20,000,000 of shares of common stock, par value $0.01 per share (the “Common Stock”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act, any shares of Common Stock, when (i) the terms of their issuance and sale, and all related matters, have been duly authorized and established by all necessary corporate action and (ii) such shares of Common Stock have been duly delivered to the purchasers thereof upon the payment of the consideration therefor (which consideration is not less than the par value of the Common Stock) as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

Shimmick Corporation

July 3, 2025

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP